Exhibit 99.1

News Release

Contacts:	Media:	Investors:
	Ron Gruendl	Valerie Haertel
	+1 412-234-7157	+1 212-635-8529
	ron.gruendl@bnymellon.com	valerie.haertel@bnymellon.com

Joseph Echevarria Elected to BNY Mellon Board of Directors

Former Chief Executive Officer of Deloitte LLP

NEW YORK, February 2, 2015 — BNY Mellon, a global leader in investment management and investment services, announced today that its Board of Directors has elected Joseph Echevarria, the former Chief Executive Officer of Deloitte LLP, as an independent director, effective immediately. With the addition of Echevarria, BNY Mellon’s Board will have 15 directors, 14 of whom are independent. Echevarria will also be included in the company’s slate of nominees for election to the Board at the 2015 Annual Meeting of Shareholders.

“Joe is a well-respected and accomplished leader in his field, acknowledged for his expertise in and understanding of the financial services industry globally,” said BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell. “His financial and accounting credentials will be complementary to the Board and our management team as we execute against our strategic priorities and continue to deliver innovative solutions to our clients around the world.”

Echevarria will join the Audit Committee and the Corporate Social Responsibility Committee of BNY Mellon’s Board of Directors.

Echevarria joined Deloitte in 1978 and rapidly advanced into increasingly senior leadership positions at the firm, including U.S. Managing Partner for Operations, prior to being named Chief Executive Officer in 2011. He retired from the firm last year.

Echevarria, 58, is also a board member of the University of Miami Board of Trustees and was appointed to the President’s Export Council by President Obama. He was also selected by President Obama to be co-Chair of My Brother’s Keeper, a federal interagency effort designed to find ways for business and civic leaders to empower boys and young men of color.

Echevarria is the fourth new Board member appointed to BNY Mellon’s Board of Directors in the last 10 months. During that time, the company has appointed Jeffrey A. Goldstein, a former Under Secretary of the United States Treasury for Domestic Finance and currently an executive at the private equity firm Hellman & Friedman LLC; John M. Hinshaw, Executive Vice President of Technology and Operations at HP; and Edward P. Garden, Chief Investment Officer and a founding partner of Trian Fund Management, L.P.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Dec. 31, 2014, BNY Mellon had $28.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

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